  Exhibit 99.1

Company Contact:
Oxbridge Re Holdings Limited
Jay Madhu, CEO
345-749-7570
jmadhu@oxbridgere.com

Media contact:
Suzie Boland
RFB Communications Group
813-259-0345
sboland@rfbcommunications.com

Oxbridge Re Holdings Limited Reports Fourth Quarter and Full Year 2017 Results

GRAND CAYMAN, Cayman Islands (March 13, 2018) -- Oxbridge Re Holdings Limited (OXBR), a provider of reinsurance solutions primarily to property and casualty insurers in the Gulf Coast region of the United States, reported financial results for the fourth quarter and year ended December 31, 2017.

Fourth Quarter 2017 Results
Net loss totaled $24,000 or $(0.00) per basic and diluted common share, compared with net loss of $2.3 million or $(0.39) per basic and diluted common share in the fourth quarter of 2016. The reduction in net loss was primarily due to net underwriting losses related to Hurricane Matthew experienced during the fourth quarter of 2016, compared with no underwriting losses during the fourth quarter of 2017.

Net premiums earned totaled $227,000 compared with $11.4 million in the fourth quarter of 2016. The significant decrease in net premiums earned was directly as a result of acceleration of premium recognition on all our contracts through September 30, 2017 as the company suffered limit losses on all its contracts due to the combination of Hurricanes Harvey, Irma and Maria. As such, only premiums on one of the Company’s multi-year retrospectively-rated contracts was recognized during the fourth quarter of 2017. Such a scenario did not occur during the fourth quarter of 2016.

Net investment income totaled $71,000, which was offset by $82,000 of net realized investment losses. This compares with $123,000 of net investment income and $298,000 of net realized investment gains in the fourth quarter of 2016.

Total expenses, including losses and loss adjustment expenses, policy acquisition costs and underwriting expenses, and general and administrative expenses, were $240,000 compared with $14.2 million in the fourth quarter of 2016. The decrease was primarily the result of underwriting losses from Hurricane Matthew during the fourth quarter of 2016, compared with no underwriting losses during the fourth quarter of 2017.

At December 31, 2017, cash and cash equivalents, and restricted cash and cash equivalents, totaled $10.9 million compared with $35.7 million at December 31, 2016.

Fourth Quarter 2017 Financial Ratios
Loss ratio, which measures underwriting profitability, is the ratio of losses and loss adjustment expenses incurred to net premiums earned. The loss ratio was 0.0% for the fourth quarter of 2017, compared with 120.4% for the fourth quarter of 2016. The decrease in the loss ratio was due to no losses or loss adjustment expenses incurred during the fourth quarter of 2017 compared with significant losses from Hurricane Matthew that occurred during the quarter of 2016 that materially affected the company’s book of business.

Acquisition cost ratio, which measures operational efficiency, compares policy acquisition costs and other underwriting expenses with net premiums earned. The acquisition cost ratio was 4.0% for the fourth quarter of 2017 compared with 0.7% for the same year-ago period. The increase in the acquisition cost ratio during the fourth quarter of 2017 was due primarily to a greater decrease in net premiums earned than policy acquisition costs during the quarter, as a result of acceleration of premium recognition mentioned earlier.

Expense ratio, which measures operating performance, compares policy acquisition costs, other underwriting expenses and general and administrative expenses with net premiums earned. The expense ratio totaled 105.7% during the fourth quarter of 2017 compared with 3.6% for the fourth quarter of 2016. The increase in the expense ratio was due to a significant decrease in net premiums earned during the fourth quarter of 2017 when compared with the same year-ago period.

Combined ratio, which is used to measure underwriting performance, is the sum of the loss ratio and the expense ratio. If the combined ratio is at or above 100%, underwriting is not profitable. The combined ratio totaled 105.7% for the fourth quarter of 2017 and 124.0% in the same year-ago period.

Twelve Months Ended December 31, 2017 Financial Results
Net loss totaled $20.6 million or $(3.55) per basic and diluted common share compared to net income of $2.6 million or $0.43 per basic and diluted common share in 2016. The significant decrease in net income was wholly due to the triggering, during the third quarter of 2017, of limit losses on all of the company’s reinsurance contracts, due to the individual and collective impact of Hurricane Harvey, Hurricane Irma and Hurricane Maria on the company’s book of business, compared with nominal loss and loss adjustment expenses during the prior fiscal year.

Net premiums earned totaled $23.6 million compared with $18.1 million in 2016. The increase in net premiums earned is due to both the higher deployment of capital during 2017, and consequentially higher premiums, as well as the acceleration of premium recognition due to full limit losses being incurred on all reinsurance contracts during the full year 2017.

Net investment income totaled $412,000 offset by $138,000 of net realized investment losses. This compares with $450,000 of net investment income coupled with $554,000 of net realized investment gains for 2016.

Total expenses, including losses and loss adjustment expenses, policy acquisition costs and underwriting expenses, and general and administrative expenses, were $44.4 million compared with $16.5 million in 2016. The significant increase in total expenses was due to the triggering of limit losses on substantially all the company’s reinsurance contracts, due to the individual and collective impact of Hurricane Harvey, Hurricane Irma and Hurricane Maria on our book of business, compared with nominal loss and loss adjustment expenses during the prior fiscal year. The increase in total expenses was also due to acceleration of premium recognition and the resulting acceleration of policy acquisition costs.

Dividends paid per share were $0.36 for 2017 compared with $0.48 in 2016.

Twelve Months Ended December 31, 2016 Financial Ratios
The loss ratio was 180.0% compared with a loss ratio of 81.8% during 2016. The increase in the loss ratio was due to the multiple limit losses suffered during 2017, partially offset by a higher denominator in net premiums earned, when compared with the prior fiscal year.

The acquisition cost ratio was 2.9% compared with 1.6% for the 2016. The increase in the acquisition cost ratio was due wholly to the acceleration of acquisition costs recognition mentioned earlier, more than offset by a larger denominator in net premiums earned, when compared with prior fiscal year.

The expense ratio was 8.5% compared with 9.4% for 2016. The decrease in the expense ratio was due wholly to a significant increase in net premiums earned partially offset by increased policy acquisition costs as recorded during 2017, when compared with the prior fiscal year.

The combined ratio was 188.5% compared with 91.3% for the year-ago period. The increase in the combined ratio is due to a significantly higher loss ratio during 2017 as mentioned above, when compared with the prior fiscal year.

Management Commentary
“2017 was an uncharacteristic year, one in which the strength of our business model was tested greatly and, most notably, by a record three Category 4+ hurricanes, which hit the Gulf Coast region during the third quarter,” said Oxbridge Re’s President and Chief Executive Officer Jay Madhu. “Despite these headwinds, we remain optimistic about our company’s future prospects”.

Conference Call
Management will host a conference call later today to discuss these financial results, followed by a question and answer session. President and CEO Jay Madhu, and CFO Wrendon Timothy will host the call starting at 4:30 p.m. Eastern time.

The live presentation can be accessed by dialing the number below or by clicking the webcast link available on the Investor Information section of the company's website at www.oxbridgere.com.

Date: Tuesday, March 13, 2018
Time: 4:30 p.m. Eastern time
Listen-only toll-free number: 877-407-0782
Listen-only international number: 201-689-8567

Please call the conference telephone number 10 minutes before the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Precision IR at 919-481-4000 or operations@issuerdirect.com.

A replay of the call will be available by telephone after 4:30 p.m. Eastern time on the same day of the call and via the Investor Information section of Oxbridge's website at www.oxbridgere.com until April 13, 2018.

Toll-free replay number: 877-481-4010
International replay number: 919-882-2331
Conference ID: 25602

About Oxbridge Re
Oxbridge Re (www.oxbridgere.com) is a Cayman Islands exempted company that was organized in April 2013 to provide reinsurance business solutions primarily to property and casualty insurers in the Gulf Coast region of the United States. Through Oxbridge Re's licensed reinsurance subsidiary, Oxbridge Reinsurance Limited, it writes fully collateralized policies to cover property losses from specified catastrophes. Oxbridge Re specializes in underwriting medium frequency, high severity risks, where it believes sufficient data exists to analyze effectively the risk/return profile of reinsurance contracts. The company's ordinary shares and warrants trade on the NASDAQ Capital Market under the symbols "OXBR" and "OXBRW," respectively.

Forward-Looking Statements
This press release may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as "anticipate," "estimate," "expect," "intend," "plan," "project" and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties. Some of these risks and uncertainties are identified in the Company's filings with the SEC. The occurrence of any of these risks and uncertainties could have a material adverse effect on the Company's business, financial condition and results of operations. Any forward-looking statements made in this press release speak only as of the date of this press release and, except as required by law, the Company undertakes no obligation to update any forward-looking statement contained in this press release, even if the Company's expectations or any related events, conditions or circumstances change.

-Tables to follow-

OXBRIDGE RE HOLDINGS LIMITED AND SUBSIDIARY
Consolidated Balance Sheets
(expressed in thousands of U.S. Dollars, except per share and share amounts

	At December 31,
	2017	2016
Assets
Investments:
Fixed-maturity securities, available for sale, at fair value (amortized cost: $4,450 and $6,060, respectively)	$4,433	6,051
Equity securities, available for sale, at fair value (cost: $2,058 and $5,343, respectively)	2,036	4,941
Total investments	6,469	10,992
Cash and cash equivalents	7,763	12,242
Restricted cash and cash equivalents	3,124	23,440
Accrued interest and dividend receivable	39	48
Premiums receivable	3,798	4,038
Reinsurance recoverable	-	-
Deferred policy acquisition costs	48	88
Unearned premiums ceded	-	-
Prepayment and other receivables	116	98
Property and equipment, net	36	54
Total assets	$21,393	51,000

Liabilities and Shareholders’ Equity
Liabilities:
Reserve for losses and loss adjustment expenses	$4,836	8,702
Loss experience refund payable	135	1,470
Losses payable	386	-
Unearned premiums reserve	2,012	3,461
Accounts payable and other liabilities	106	204
Total liabilities	7,475	13,837

Shareholders’ equity:
Ordinary share capital, (par value $0.001, 50,000,000 shares authorized; 5,733,587 and 5,916,149 shares issued and outstanding)	6	6
Additional paid-in capital	32,100	33,034
(Accumulated Deficit) Retained earnings	(18,149)	4,534
Accumulated other comprehensive loss	(39)	(411)
Total shareholders’ equity	13,918	37,163
Total liabilities and shareholders’ equity	$21,393	51,000

OXBRIDGE RE HOLDINGS LIMITED AND SUBSIDIARY
Consolidated Statements of Income
(expressed in thousands of U.S. Dollars, except per share and share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
Revenue
Assumed premiums	$7	-	$18,263	15,065
Premiums ceded	-	-	(880)	-
Change in loss experience refund payable	(135)	5,348	1,335	883
Change in unearned premiums reserve	355	6,065	4,849	2,110

Net premiums earned	227	11,413	23,567	18,058
Net realized investment gains (losses)	(82)	298	(138)	554
Net investment income	71	123	412	450

Total revenue	216	11,834	23,841	19,062

Expenses
Losses and loss adjustment expenses	-	13,745	42,427	14,775
Policy acquisition costs and underwriting expenses	9	75	681	286
General and administrative expenses	231	333	1,325	1,420

Total expenses	240	14,153	44,433	16,481

Net income	(24)	(2,319)	$(20,592)	2,581

Earnings per share
Basic and Diluted	$(0.00)	(0.39)	$(3.55)	0.43
Diluted	$(0.00)	(0.39)	$(3.55)	0.43

Dividends paid per share	$-	0.12	$0.36	0.48